Exhibit 99.1

KLX Energy Services Holdings, Inc. Reports Fiscal Fourth Quarter 2020 Results

HOUSTON, April 14, 2021 /PRNewswire/ -- KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) ("KLXE" or the "Company") today reported financial results for its fiscal fourth quarter and full fiscal year ("Fiscal 2020") ended January 31, 2021.

Fiscal Fourth Quarter 2020 Highlights

  Revenue of $86.8 million increased $15.9 million, or 22.4% sequentially from the fiscal third quarter 2020
  Net loss of $30.5 million decreased $7.8 million, or 20.4% sequentially from the fiscal third quarter 2020
  Adjusted EBITDA loss of $2.6 million improved $2.8 million, compared to the fiscal third quarter 2020
  Ended the fiscal fourth quarter with $47.1 million in cash and $82.0 million in total liquidity
  As of April 2021, successfully integrated the QES merger and fully implemented at least $46.0 million of cost synergies

*See "Non-GAAP Financial Measures" at the end of this release for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP").

Chris Baker, President and Chief Executive Officer of KLXE, stated, "We are pleased to report that despite the overhanging issues brought about by COVID-19, we saw broad-based macroeconomic improvement that benefited all our business lines in our fiscal fourth quarter, and this is directly reflected in our financial results. 2020 fiscal fourth quarter revenues were up approximately 22% sequentially to $87 million and Adjusted EBITDA improved approximately $3 million.

"I'm also pleased to report that following the QES merger, the integration of our operations was successfully completed ahead of schedule," continued Baker. "With the closure of our Florida legacy corporate headquarters and the relocation of all key functions to Houston having been completed in the third quarter, we then undertook eliminating redundancies and duplicative functions throughout our operations in the fourth quarter. In May 2020, we stated that we expected to generate annualized cost synergies of $40.0 million within twelve months. As part of the integration process, during the third quarter, we identified additional cost savings and have now fully realized a total of $46.0 million in projected savings, approximately six months ahead of schedule. I'm very proud of the team and would like to thank the tireless efforts of our employees in bringing the integration to a successful conclusion.

"With our merger integration now largely complete, we return our focus on continuing to pursue organic margin enhancing initiatives and continuing to lead the effort to consolidate the oilfield service industry in 2021 and beyond," added Baker. "Given our history of successfully executing on mergers and acquisitions, we have shown that we can increase economies of scale, enhance operating efficiencies, and drive meaningful shareholder value through consolidation. It remains a fundamental part of our strategy to become a low-cost-structure provider of high-quality drilling, completion and production services.

"Turning to fiscal 2021, KLXE, like most of our peers, experienced a material slow down due to the unprecedented Winter Storm Uri and its aftermath in February. Despite the extremely challenging start to our fiscal first quarter, we believe we are well positioned to strongly rebound for the remainder of fiscal year 2021," concluded Baker.

Fiscal Fourth Quarter 2020 Financial Results

Revenue for the fiscal fourth quarter of 2020 totaled $86.8 million, an increase of 22.4%, compared to fiscal third quarter revenue of $70.9 million. The increase in revenue reflects the impact of an improvement in drilling and completions and to a lesser extent, production and intervention activity during the fiscal fourth quarter compared to the fiscal third quarter. On a product line basis, drilling, completion, production and intervention services contributed approximately 24.3%, 49.4%, 13.0% and 13.3%, respectively, to fiscal fourth quarter revenues.

Net loss for the fiscal fourth quarter of 2020 was $30.5 million, compared to third quarter net loss of $38.3 million. Adjusted EBITDA loss for the fiscal fourth quarter of 2020 was $2.6 million, an improvement of $2.8 million compared to fiscal third quarter Adjusted EBITDA loss of $5.4 million.

Fiscal Fourth Quarter 2020 Segment Results

The Company reports revenue and Adjusted EBITDA through our three geographic business segments: Southwest, Rocky Mountains and Northeast/Mid-Con.

  Southwest: Revenue and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $30.1 million and $1.1 million, respectively, for the fiscal fourth quarter of 2020. Revenue represents a 21.4% increase over the fiscal third quarter of 2020 driven primarily by a meaningful increase in directional drilling and completion rental activity.

  Rocky Mountains: Revenue and Adjusted EBITDA for the Rocky Mountains segment was $29.4 million and $6.5 million, respectively, for the fiscal fourth quarter of 2020. Revenue represents a 61.5% increase over fiscal third quarter of 2020 largely driven by increased completion activity in the DJ Basin.

  Northeast/Mid-Con: Revenue and Adjusted EBITDA loss for the Northeast/Mid-Con segment was $27.3 million and $5.4 million, respectively, for the fiscal fourth quarter of 2020. Revenues were largely consistent with the fiscal third quarter of 2020 and Adjusted EBITDA decreased by $6.9 million sequentially. The decline in Adjusted EBITDA was largely driven by a $4.6 million accounts receivable reserve recognized in response to a recent customer bankruptcy. The customer has an Operator's Extra Expense insurance policy which we believe should ultimately cover a material portion of the amount owed.

For the fiscal fourth quarter ended January 31, 2021, the Southwest segment operating loss was $6.5 million, the Rocky Mountains segment operating income was $1.7 million and the Northeast/Mid-Con segment operating loss was $11.6 million.

The following is a tabular summary of revenue and Adjusted EBITDA for the three-month periods ended January 31, 2021 and October 31, 2020 ($ in millions):

	Three Months Ended
	January 31, 2021	October 31, 2020
Revenue:
Southwest	$30.1	$24.8
Rocky Mountains	29.4	18.2
Northeast/Mid-Con	27.3	27.9
Total Revenue	$86.8	$70.9

	Three Months Ended
	January 31, 2021	October 31, 2020
Adjusted EBITDA
Southwest	$1.1	$(2.2)
Rocky Mountains	6.5	0.5
Northeast/Mid-Con	(5.4)	1.5
Segment Total	2.2	(0.2)
Corporate and other	(4.8)	(5.2)
Total Adjusted EBITDA (loss)[1]	$(2.6)	$(5.4)

[1] Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table below, non-cash compensation expense and non-cash asset impairment expense.

Merger and Integration Costs

Merger and integration costs were recorded separately from the acquisition of assets and assumptions of liabilities in the Merger. Merger costs consist of legal and professional fees and accelerated stock compensation expense ("Merger costs"). Integration costs consist of expenses to relocate corporate headquarters, integrate the QES business, reduce headcount, and consolidate service and support facilities ("Integration costs").

The following table presents Merger and Integration costs that were recorded for the three months ended January 31, 2021 and October 31, 2020 in the consolidated statements of operations (in millions of U.S. dollars):

	Three Months Ended
	January 31, 2021	October 31, 2020
Merger costs	$—	$1.3
Integration costs	3.4	8.5
Total Merger and Integration Costs	$3.4	$9.8

As the Company continues its integration of the QES business, there will be further charges in future periods relating to, among other things, fixed assets, facilities, workforce reductions and other assets.

Balance Sheet and Liquidity

Total debt outstanding as of January 31, 2021 was $243.9 million, compared to $243.0 million as of January 31, 2020. As of January 31, 2021, cash and equivalents totaled $47.1 million. Total available liquidity as of January 31, 2021 was approximately $82.0 million, including net availability under our undrawn ABL Facility.

Other Financial Information

Capital expenditures were $1.1 million during the fiscal fourth quarter of 2020, a decrease of $1.5 million, or 57.7% compared to capital expenditures of $2.6 million in the fiscal third quarter of 2020. Capital spending during the fiscal third and fourth quarters of 2020 was driven primarily by maintenance capital expenditures across our segments. KLXE expects fiscal year 2021 capital spending to be between $15 and $20 million and be primarily focused on maintenance capital spending.

Conference Call Information

KLXE has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, April 15, 2021, to review reported results. You may access the call by telephone at 1-201-389-0867 and ask for the KLXE 2020 Fiscal Fourth Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company's website at https://investor.klxenergy.com/events-and-presentations/events. A replay of the call can be accessed on the Company's website for 90 days and will be available by telephone through April 22, 2021, at 1-201-612-7415, access code 13716923#.

About KLX Energy Services

KLXE is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for the most technically demanding wells from over 50 service and support facilities located throughout the United States. KLXE's complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klxenergy.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "might," "should," "could," "will" or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our expected cost synergies related to the Merger; our operating cash flows; the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management's current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to the ongoing COVID-19 pandemic, declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Consolidated Statements of Operations
(Unaudited - in Millions of U.S. dollars and shares, except per share amounts)

	Three Months Ended			Year Ended
	January 31, 2021	October 31, 2020	January 31, 2020	January 31, 2021	January 31, 2020
Revenues	$86.8	$70.9	$98.8	$276.8	$544.0
Costs and expenses:
Cost of sales	94.4	80.1	102.4	314.8	470.0
Selling, general and administrative	15.5	14.3	20.8	88.8	100.0
Research and development costs	0.1	0.1	0.4	0.7	2.7
Impairment and other charges	0.8	4.4	1.2	213.9	47.0
Bargain purchase gain	(1.6)	2.4	—	(40.3)	—
Operating loss	(22.4)	(30.4)	(26.0)	(301.1)	(75.7)
Non-operating expense:
Interest expense, net	8.0	7.7	7.5	30.7	29.2
Loss before income tax	(30.4)	(38.1)	(33.5)	(331.8)	(104.9)
Income tax expense	0.1	0.2	(8.4)	0.4	(8.5)
Net loss	$(30.5)	$(38.3)	$(25.1)	$(332.2)	$(96.4)

Net loss per common share(1):
Basic	$(3.69)	$(4.56)	$(5.45)	$(50.86)	$(21.61)
Diluted	$(3.69)	$(4.56)	$(5.45)	$(50.86)	$(21.61)

Weighted average common shares(1):
Basic	8.3	8.4	4.6	6.5	4.5
Diluted	8.3	8.4	4.6	6.5	4.5

*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) Shares and per share data have been retroactively adjusted to reflect the Company's 1-for-5 Reverse Stock Split effective July 28, 2020.

KLX Energy Services Holdings, Inc.
Consolidated Balance Sheets
(Unaudited - in millions of U.S. dollars and shares, except per share data)

	January 31, 2021	January 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$47.1	$123.5
Accounts receivable–trade, net of allowance of $6.5 and $12.9	67.0	79.2
Inventories, net	20.8	12.0
Other current assets	15.8	13.8
Total current assets	150.7	228.5
Property and equipment, net	203.7	306.8
Goodwill	—	28.3
Intangible assets, net	2.5	45.8
Other assets	5.8	14.0
Total assets	$362.7	$623.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$39.4	$31.4
Accrued interest	7.2	7.2
Accrued liabilities	29.2	26.2
Current portion of capital lease obligations	1.9	—
Total current liabilities	77.7	64.8
Long-term debt	243.9	243.0
Long-term capital lease obligations	4.4	—
Other non-current liabilities	4.6	3.4
Commitments, contingencies and off-balance sheet arrangements (Note 11)
Stockholders' equity:
Common stock, $0.01 par value; 110.0 authorized; 8.6 and 5.0 issued (1)	0.1	0.1
Additional paid-in capital	469.1	416.6
Treasury stock, at cost, 0.3 shares and 0.1 shares (1)	(4.0)	(3.6)
Accumulated deficit	(433.1)	(100.9)
Total stockholders' equity	32.1	312.2
Total liabilities and stockholders' equity	$362.7	$623.4

(1) Common stock and treasury stock were retroactively adjusted for the Company's 1-for-5 reverse stock split effective July 28, 2020.

KLX Energy Services Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited - in millions of U.S. dollars)

	Years Ended
	January 31, 2021	January 31, 2020
Cash flows from operating activities:
Net loss	$(332.2)	$(96.4)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities
Depreciation and amortization	61.7	64.1
Deferred income taxes	(0.1)	(8.9)
Impairment and other charges	213.9	47.0
Non-cash compensation	17.8	18.5
Amortization of deferred financing fees	1.3	1.1
Provision for inventory reserve	3.0	2.6
Change in allowance for doubtful accounts	(6.9)	9.8
(Gain) loss on disposal of property, equipment and other	(1.7)	5.0
Bargain purchase gain	(40.3)	—
Changes in operating assets and liabilities:
Accounts receivable	31.4	39.9
Inventories	(0.1)	3.6
Other current and non-current assets	7.4	(9.0)
Accounts payable	(16.1)	(13.8)
Other current and non-current liabilities	(4.0)	(5.4)
Net cash flows (used in) provided by operating activities	(64.9)	58.1
Cash flows from investing activities:
Purchases of property and equipment	(12.2)	(70.8)
Proceeds from sale of property and equipment	4.3	0.7
Acquisitions, net of cash acquired	(4.0)	(27.6)
Net cash flows used in investing activities	(11.9)	(97.7)
Cash flows from financing activities:
Purchase of treasury stock	(0.4)	(1.2)
Shares cancelled by employees for taxes	—	(1.0)
Cash proceeds from stock issuance	—	1.5
Payments on capital leases	(1.1)	—
Change to financed payables	1.9	—
Net cash flows provided by (used in) financing activities	0.4	(0.7)
Net decrease in cash and cash equivalents	(76.4)	(40.3)
Cash and cash equivalents, beginning of period	123.5	163.8
Cash and cash equivalents, end of period	$47.1	$123.5

Supplemental disclosures of cash flow information:
Cash paid during period for:
Income taxes paid, net of refunds	$(0.5)	$1.0
Interest	29.4	29.4
Supplemental schedule of non-cash activities:
Change in deposits on capital expenditures	$(5.6)	$(9.8)
Accrued capital expenditures	1.7	4.5

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA and free cash flow measures. Each of the metrics are "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of ongoing performance of our business. Adjusted EBITDA is used to calculate the Company's leverage ratio, consistent with the terms of the Company's ABL facility.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We define free cash flow as net cash provided by operating activities less capital expenditures. Our management uses free cash flow to assess the Company's liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that free cash flow provides useful information to investors because it is an important indicator of the Company's liquidity, including its ability to reduce net debt, make strategic investments and repurchase stock.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA (Loss)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended			Year Ended
	January 31, 2021	October 31, 2020	January 31, 2020	January 31, 2021	January 31, 2020
Consolidated net loss	$(30.5)	$(38.3)	$(25.1)	$(332.2)	$(96.4)
Income tax expense (benefit)	0.1	0.2	(8.4)	0.4	(8.5)
Interest expense, net	8.0	7.7	7.5	30.7	29.2
Operating loss	(22.4)	(30.4)	(26.0)	(301.1)	(75.7)
Bargain purchase gain	(1.6)	2.4	—	(40.3)	—
One-time costs (1)	3.2	7.4	6.5	246.1	71.5
Adjusted operating loss	(20.8)	(20.6)	(19.5)	(95.3)	(4.2)
Depreciation and amortization	17.9	14.7	16.1	61.7	64.1
Non-cash compensation	0.3	0.5	4.7	17.8	18.5
Adjusted EBITDA income (loss)	$(2.6)	$(5.4)	$1.3	$(15.8)	$78.4

*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs in the fiscal fourth quarter relate to Integration costs of $3.4 million partially offset by other additional adjustments.

Reconciliation of Rocky Mountains Operating Income (Loss) to Adjusted EBITDA
(Unaudited – In millions of U.S. dollars)

	Three Months Ended			Year Ended
	January 31, 2021	October 31, 2020	January 31, 2020	January 31, 2021	January 31, 2020
Rocky Mountains operating income (loss)	$1.7	$(4.6)	$0.9	$(43.4)	$32.7
One-time costs (1)	(0.7)	0.8	2.5	33.6	4.0
Adjusted operating income (loss)	1.0	(3.8)	3.4	(9.8)	36.7
Depreciation and amortization expense	5.3	4.1	4.6	21.8	18.5
Non-cash compensation	0.2	0.2	0.2	0.5	0.6
Rocky Mountains Adjusted EBITDA	$6.5	$0.5	$8.2	$12.5	$55.8

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above.

Reconciliation of Northeast/Mid-Con Operating Loss to Adjusted EBITDA (Loss)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended			Year Ended
	January 31, 2021	October 31, 2020	January 31, 2020	January 31, 2021	January 31, 2020
Northeast/Mid-Con operating loss	$(11.6)	$(4.0)	$(10.3)	$(116.0)	$(16.3)
One-time costs (1)	1.2	1.6	2.8	94.5	28.7
Adjusted Northeast/Mid-Con operating loss	(10.4)	(2.4)	(7.5)	(21.5)	12.4
Depreciation and amortization expense	4.8	3.8	5.4	16.5	20.9
Non-cash compensation	0.2	0.1	0.1	0.5	0.4
Northeast/Mid-Con Adjusted EBITDA (loss)	$(5.4)	$1.5	$(2.0)	$(4.5)	$33.7

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above.

Reconciliation of Southwest Operating Loss to Adjusted EBITDA (Loss)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended			Year Ended
	January 31, 2021	October 31, 2020	January 31, 2020	January 31, 2021	January 31, 2020
Southwest operating loss	$(6.5)	$(8.2)	$(6.5)	$(120.0)	$(37.4)
One-time costs (1)	0.1	(0.3)	0.3	95.2	33.5
Adjusted Southwest operating loss	(6.4)	(8.5)	(6.2)	(24.8)	(3.9)
Depreciation and amortization expense	7.4	6.3	5.2	21.0	21.0
Non-cash compensation	0.1	—	0.1	0.3	0.4
Southwest Adjusted EBITDA (loss)	$1.1	$(2.2)	$(0.9)	$(3.5)	$17.5

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin (1)
(Unaudited – In millions of U.S. dollars)

	Three Months Ended			Year Ended
	January 31, 2021	October 31, 2020	January 31, 2020	January 31, 2021	January 31, 2020
Southwest
Adjusted EBITDA (loss)	$1.1	$(2.2)	$(0.9)	$(3.5)	$17.5
Revenue	30.1	24.8	28.1	83.6	177.9
Adjusted EBITDA Margin Percentage	3.7%	(8.9)%	(3.2)%	(4.2)%	9.8%
Rocky Mountains
Adjusted EBITDA	$6.5	$0.5	8.2	12.5	55.8
Revenue	29.4	18.2	46.7	99.3	216.4
Adjusted EBITDA Margin Percentage	22.1%	2.7%	17.6%	12.6%	25.8%
Northeast/Mid-Con
Adjusted EBITDA (loss)	$(5.4)	$1.5	(2.0)	(4.5)	33.7
Revenue	27.3	27.9	24.0	93.9	149.7
Adjusted EBITDA Margin Percentage	(19.8)%	5.4%	(8.3)%	(4.8)%	22.5%

(1) Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA (loss) income and total segment revenue. Segment Adjusted EBITDA is segment operating income (loss) excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

The following table presents a reconciliation of the non-GAAP financial measure of free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by Operating Activities to Free Cash Flow
(Unaudited – In millions of U.S. dollars)

	Three Months Ended			Year Ended
	January 31, 2021	October 31, 2020	January 31, 2020	January 31, 2021	January 31, 2020
Net cash flow (used in) provided by operating activities	$(29.1)	$(20.3)	$4.9	$(64.9)	$58.1
Capital expenditures	(1.1)	(2.6)	(3.4)	(12.2)	(70.8)
Free cash flow	$(30.2)	$(22.9)	$1.5	$(77.1)	$(12.7)

Contacts:	KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klxenergy.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com